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                                  EXHIBIT 99.1


PEREGRINE SYSTEMS(R) REACHES PARTIAL SETTLEMENT WITH SECURITIES AND EXCHANGE COMMISSION

SAN DIEGO, JUNE 30, 2003 -- Peregrine Systems, Inc. (OTC: PRGNQ), a leading provider of Consolidated Asset and Service Management software, today announced it has reached a partial settlement with the Securities and Exchange Commission
(SEC), resolving all matters except disgorgement or civil penalties, if any.

The SEC's civil complaint and Peregrine's consent decree, which were filed earlier today, stem from accounting irregularities that came to light in May 2002. The settlement involving allegations of financial fraud must be approved by the U.S. District Court for the Southern District of California, which is overseeing the SEC's civil complaint against the company.

Among the terms of the settlement, Peregrine agreed to: (1) be enjoined from violating certain provisions of the federal securities laws; (2) comply on an accelerated basis with the rules regarding management's reporting on internal controls in accordance with Sarbanes-Oxley Act of 2002; (3) retain an internal auditor to insure that Peregrine's financial results are accurately reported;
(4) establish a corporate compliance program and retain a compliance officer to perform an ongoing review of the effectiveness of Peregrine's governance systems; (5) commence a training program for Peregrine's officers and employees to prevent violations of federal securities laws; and (6) make a public statement that fully and accurately discloses the current condition of its internal control structure and its procedures for financial reporting on the effective date of its Plan of Reorganization.

"The company's partial settlement with the SEC is an important step for Peregrine as the company moves toward emergence from Chapter 11 this summer," said Gary Greenfield, Peregrine's CEO, who joined the company along with other new management in June 2002. "The company has cooperated fully with the investigation of all governmental agencies since May 2002. We stand by our commitment to ensure that Peregrine's corporate governance, and financial policies and practices meet high standards."

Peregrine earlier this year completed a restatement of financial results for 11 quarters in fiscal years 2002, 2001 and 2000. In addition, its board adopted a Compliance Policy, which among other things called for two new positions: corporate compliance officer and internal auditor. A compliance program is currently being established to develop company-wide, compliance-related processes and procedures under the direction of the new compliance officer. The company also formed a new board earlier this year with four outside directors of deep technology and governance experience.

ABOUT PEREGRINE

Founded in 1981, Peregrine Systems develops and sells application software to help large global


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organizations manage and protect their technology resources. With a heritage of innovation and market leadership in Consolidated Asset and Service Management software, the company's flagship offerings include ServiceCenter(R) and AssetCenter(R), complemented by employee self service, automation and integration capabilities. Headquartered in San Diego, Calif., Peregrine's solutions facilitate the automation of business processes, resulting in increased productivity, reduced costs and accelerated return on investment for its more than 3,500 customers worldwide.

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Peregrine Systems, ServiceCenter and AssetCenter are registered trademarks of
Peregrine Systems, Inc. All other trademarks are the property of their respective owners.